Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Appoints George Morrow to Board of Directors

SAN DIEGO, April 30, 2015 — Otonomy, Inc. (Nasdaq: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear, today announced the appointment of George J. Morrow to the board of directors. Mr. Morrow brings more than 30 years of experience in pharmaceutical commercial operations for leading pharmaceutical companies including Amgen, GlaxoSmithKline and Merck. From 2003 until his retirement in 2011, Mr. Morrow served as executive vice president, global commercial operations at Amgen where he was responsible for commercial and government affairs activities across 50 countries including the United States.

“The knowledge and insights George has gained from decades of experience leading commercial operations at top-tier pharmaceutical companies will be invaluable for Otonomy as we prepare for commercialization of AuriPro™ in the U.S. market in the first quarter of 2016,” said David A. Weber, Ph.D., president and CEO of Otonomy. “Furthermore, I expect that George will make important contributions related to the board’s activities given his significant current and former service as a director.”

Mr. Morrow led global commercial operations for Amgen for nearly a decade overseeing commercial and government affairs activities across 50 countries, and continued to serve as a consultant to the company following his retirement. Prior to his retirement Mr. Morrow held the role of executive vice president, global commercial operations, and prior to this position he was the executive vice president of worldwide sales and marketing. During this time Amgen transformed from a company with two products and $3.2 billion in revenue to a multi-product company with $15 billion in revenue. Prior to Amgen, Mr. Morrow held roles of increasing responsibility involving commercial affairs at GlaxoSmithKline and its subsidiaries for nearly a decade. Most recently he served as the president and CEO for Glaxo Wellcome Inc., responsible for commercial, manufacturing, finance, medical affairs, legal, corporate and government affairs for U.S. operations. Prior to Glaxo Wellcome, Mr. Morrow held marketing-related positions of increasing responsibility at Merck.

Mr. Morrow currently serves on the board of directors of Vical Incorporated and Align Technology, Inc. He previously served on the board of directors of Safeway Inc., a food and drug retailer, and Human Genome Sciences, Inc., a public biopharmaceutical development company acquired by GlaxoSmithKline. Mr. Morrow obtained a master’s degree in business administration from Duke University, a master’s degree in biochemistry from Bryn Mawr College and a bachelor’s degree in chemistry from Southhampton College, Long Island University.

In addition, Otonomy also announced that Brian Dovey, partner of Domain Associates, and John McKearn, Ph.D., managing director of RiverVest Venture Partners, will not continue as directors following Otonomy’s annual meeting of stockholders in June 2015.

“I would like to take this opportunity to express my great appreciation for the support and guidance that both Brian and John have provided to Otonomy during the past five years, a period of significant growth and maturation for the company,” added Dr. Weber.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and a New Drug Application for AuriPro in this indication has been filed with the FDA. OTO-104 is a steroid that is in the first of two pivotal clinical studies for the treatment of patients with Ménière’s disease. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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